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[LETTERHEAD]

                                March 10, 2000

Matt Asmus
Hand Delivered

     Re:  Position Change

Dear Matt:

     It is a great pleasure to advise you of the following changes in your employment relationship with Logix.

     Effective today:

  -  Your title will be Executive Vice-President and Chief Operating Officer.

  - Your base salary will be $180,000 per year and your target bonus compensation will be 50% of your base salary. Details of the bonus compensation targets will be developed by us jointly.

  - You will receive an additional 1,000,000 incentive stock options under the 1998 ISO Plan with a strike price of $2.67 per share, making the total options granted to you 1,100,000.

  - In the event of a change of control of Logix during your employment which is at a valuation which would result in your options having a value of less than $1,000,000, Logix will make up the difference between the valuation and $1,000,000, such that the change of control will result in cash out to you from the change in control of a minimum of $1,000,000.

     I look forward to working with you closely to address the challenges facing the Company.


                                        Sincerely,

                                        /s/ Bert Pharis
                                        Bert Pharis


Accepted:

/s/ Matt Asmus   3/10/00
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